Exhibit 99.1

For Release: IMMEDIATELY

Contact:	Stephen F. Carman, VP/Treasurer	(609) 631-6222 or carmans@ynb.com
	Leonardo G. Zangani	(908) 788-9660 or office@zangani.com
	YNB’s website	www.ynb.com

YNB PASSES $3 BILLION IN ASSETS;

REPORTS SECOND QUARTER EARNINGS

Hamilton, NJ ... July 27, 2006... Yardville National Bancorp (NASDAQ:YANB) today noted a number of factors affecting its earnings performance and highlighted its continued retail expansion as well as encouraging commercial loan and account growth opportunities in new markets. For the quarter ended June 30, 2006, YNB's net income was $5.1 million, compared with $5.6 million earned in the second quarter of last year. Earnings per share were $0.45 per diluted share, compared with the $0.51 per diluted share reported in the second quarter of 2005.

For the six months ended June 30, 2006, YNB’s net income was $10.2 million, compared with $11.2 million earned in the same period a year ago. Diluted earnings per share were $0.90 compared with $1.02 reported in the prior year’s first half. The results for the first half of 2006 reflected certain higher expenses, which were anticipated, and lower than expected net interest income improvement. The higher non interest expenses were from salaries and benefit expenses associated with the bank’s retail expansion and new branch openings, the costs of YNB’s proxy contest and related litigation, and a higher provision for loan losses. Margin pressure and slower than anticipated commercial loan growth have somewhat limited improvement in net interest income.

Despite vigorous competition for commercial loans and deposits, YNB’s tax-equivalent net interest margin has remained stable. For the six months ended June 30, 2006, YNB’s tax equivalent net interest margin registered 3.04 percent, the same as reported for the first six months of 2005.

“It is a challenging environment for YNB and for many other banking institutions,” commented YNB Chief Executive Officer Patrick M. Ryan. “While we are experiencing stiff competition on rates and terms both in the commercial and retail banking arena, we are retaining long-time, significant customer relationships and generating business in new markets to continue enhancing our franchise value,” he went on.

Loans increased 7.3 percent to $2.03 billion at June 30, 2006 compared to $1.90 billion at June 30, 2005. YNB believes its commercial loan pipeline remains healthy, however the timing of larger commercial loan payoffs and strong competition impacted the level of net loan growth that was experienced during the first half of 2006.

“The increased competition for commercial loan business that we have been discussing for some time continues, resulting in a slower growth trend than we are accustomed to seeing,” Mr. Ryan noted further. “Nonetheless, we continue to benefit from our established loan relationships and our reputation for accessibility and personal service at the highest levels of management, while we aggressively pursue new business opportunities. For example, our expansion with a new market team in Middlesex County has created numerous new business opportunities for YNB,” he added.

Nonperforming assets (NPAs) increased to $24.1 million or 0.80 percent of total assets at June 30, 2006, compared to $7.9 million or 0.27 percent of total assets at June 30, 2005. As YNB reported in an 8-K filing yesterday, during the second quarter, a $10 million line of credit to New Jersey real estate developer Solomon Dwek was placed on nonperforming status. Without the Dwek addition to nonperforming assets, YNB’s NPAs would have decreased 12.7 percent on a linked quarter basis from the $16.2 million reported at March 31, 2006. This is significant, as YNB expects approximately $7.4 million of this credit will be satisfied during the third quarter. At June 30, 2006, YNB’s allowance for loan losses totaled $23.1 million, or 1.13 percent of total loans, covering 97.66 percent of total nonperforming loans. YNB’s net loan chargeoffs rose in the first half of 2006 to $3.8 million, compared to $2.0 million in net chargeoffs recorded for the same period of 2005.

YNB’s dynamic retail expansion continued, as new branches were opened in Ringoes, Hunterdon County in June and in Whitehouse Station, also in Hunterdon, on July 20th. The ongoing branch expansion, promotion of YNB’s high-yielding “Simply Better Money Market Account,” and effective product cross-selling in the branches helped deposits rise 7.0 percent to $2.05 billion at June 30, 2006 from $1.91 billion at the same date in 2005. Regulatory applications are underway for two new branches in Lawrence, Mercer County and Skillman in Somerset County, with plans for them to open by the end of 2006 or early in 2007. YNB’s Board of Directors has also approved expansion through additional branch sites into North Brunswick and Woodbridge. All of these are attractive new areas contiguous to YNB’s core marketplace.

“With the opening of branches 29 and 30, we are continuing to successfully execute our retail banking strategy,” noted YNB’s President and Chief Operating Officer F. Kevin Tylus. “These new branches and product promotions help us maximize contributions from our retail banking strategy by allowing us to replace wholesale funding with core deposits,” he said.

In response to the challenging environment, Mr. Tylus announced that the company is finalizing its PAR Program, which stands for “Profit And Revenue,” and represents a multi-faceted plan to enhance performance, improve financial metrics, and add revenue sources.

He also noted that YNB has been included in the new NASDAQ Global Select Market, a group of companies that has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. The exchange said that YNB “is an example of a company that has achieved superior listing standards,” and highlighted the company’s achievement in meeting requirements to be included in the market with the highest listing standards in the world.

YNB expressed pleasure at the listing. “YNB, which celebrated the tenth anniversary of our listing on NASDAQ just last year, is honored to be in the top tier of NASDAQ-listed companies,” said Kevin Tylus. “We are delighted to be a member of the group of distinguished companies that includes Microsoft, Yahoo, Charles Schwab, Staples and Starbucks, among others,” he added.

YNB's Executive Vice President and Chief Financial Officer Stephen F. Carman commented further on YNB's performance during the first half and the balance of 2006. “Loan growth for the first half of 2006 was slightly above 3.0 percent, below our initial expectations. Competitive pressures coupled with several commercial loan payoffs are expected to restrict loan growth for the rest of 2006,” he said. “Still, we expect loan growth to be within or slightly below the low end of our previously issued guidance.

“Lower than expected net interest income growth, resulting from limited loan growth and margin pressure, coupled with anticipated increases in non interest expenses, has pushed our efficiency ratio higher,” he explained. “We expect that our efficiency ratio should stabilize and may improve during the balance of the year, resulting in an efficiency ratio of 58 – 60 percent for 2006.

“In conclusion,” Mr. Carman added, “we believe we should be able to achieve the low end of our previously issued guidance with respect to net income growth and earnings per share growth, based on the following assumptions:

Credit quality improvement in the second half of 2006

Modest improvement in loan growth from the 3.0 percent experienced in the first half of the year

Net interest margin remaining at or improving from the 3.01 percent reported for the second quarter

Improved efficiency ratio due to reduction in proxy and related litigation costs and increased net interest income.

YNB’s capital foundation remains sound. YNB’s total capital ratio at June 30, 2006 was 11.9 percent, Tier 1 capital ratio was 10.9 percent, and the Tier 1 leverage capital ratio was 8.6 percent. Shareholders continue to benefit from YNB’s performance, as YNB paid a cash dividend for the 50th consecutive quarter on June 21, 2006.

As of June 30, 2006, YNB passed the $3 billion mark in assets, totaling $3.02 billion. Thirty YNB branches now serve individuals and businesses in Mercer, Hunterdon, Somerset, Burlington and Middlesex Counties in New Jersey, and Bucks County, Pennsylvania, and seven-day a week, twenty-four hour a day banking at www.ynb.com. Located in the dynamic business corridor between New York City and Philadelphia, YNB offers a broad range of lending, deposit and other financial products and services.

Note regarding forward-looking statements

This press release and other statements made from time to time by our management contain express and implied statements relating to our future financial condition, results of operations, plans, objectives, performance, and business, which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These may include statements that relate to, among other things, profitability, liquidity, adequacy of the allowance for loan losses, plans for growth, interest rate sensitivity, market risk, regulatory compliance, and financial and other goals. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. Actual results may differ materially from those expected or implied as a result of certain risks and uncertainties, including, but not limited to, the results of our efforts to implement our retail strategy, adverse changes in our loan portfolio and the resulting credit risk-related losses and expenses, interest rate fluctuations and other economic conditions, our ability to attract core deposits, continued relationships with major customers, competition in product offerings and product pricing, adverse changes in the economy that could increase credit-related losses and expenses, adverse changes in the market price of our common stock, proxy contests and litigation, compliance with laws and regulatory requirements, including our agreement with the Office of the Comptroller of the Currency and Nasdaq standards, and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission, as well as other risks and uncertainties detailed from time to time in statements made by our management. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Yardville National Bancorp
Summary of Financial Information
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2006	2005	2006	2005
Stock Information:
Weighted average shares outstanding:
Basic	10,938	10,552	10,911	10,535
Diluted	11,339	11,006	11,326	10,991
Shares outstanding end of period	11,004	10,572
Earnings per share:
Basic	$0.46	$0.53	$0.94	$1.07
Diluted	0.45	0.51	0.90	1.02
Dividends paid per share	0.115	0.115	0.23	0.23
Book value per share	16.29	16.14
Tangible book value per share	16.15	15.98
Closing price per share	35.73	35.75
Closing price to tangible book value	221.24%	223.72%

Key Ratios:
Return on average assets	0.68%	0.79%	0.69%	0.80%
Return on average stockholders' equity	11.39	13.61	11.47	13.82
Net interest margin	2.93	3.00	2.96	2.97
Net interest margin (tax equivalent) (1)	3.01	3.07	3.04	3.04
Efficiency ratio	62.71	54.03	60.60	54.48
Equity-to-assets at period end	5.90	5.82
Tier 1 leverage ratio (2)	8.65	7.98
Asset Quality Data:
Net loan charge-offs	$1,102	$1,606	$3,763	$1,996
Nonperforming assets as a percentage of total assets	0.80%	0.27%
Allowance for loan losses at period end as a
percent of:
Total loans	1.13	1.15
Nonperforming loans	97.66	274.35
Nonperforming assets at period end:
Nonperforming loans	$23,643	$7,917
Other real estate	502	-
Total nonperforming assets	$24,145	$7,917

(1) The net interest margin is equal to net interest income divided by average interest earning assets. In order to present pre-tax income and resultant yields on tax-exempt investments and loans on a basis comparable to those on taxable investments and loans, a tax equivalent adjustment is made to interest income. The tax equivalent adjustment has been computed using a Federal income tax rate of 35% and has the effect of increasing interest income by $535,000 and $491,000 for the three month periods and $1,070,000 and $959,000 for the six month periods ended June 30, 2006 and 2005, respectively.
(2) Tier 1 leverage ratio is Tier 1 capital to adjusted quarterly average assets.

Yardville National Bancorp and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2006	2005	2006	2005
INTEREST INCOME:
Interest and fees on loans	$37,307	$31,117	$72,728	$59,919
Interest on deposits with banks	336	194	566	351
Interest on securities available for sale	8,842	9,154	17,804	18,170
Interest on investment securities:
Taxable	26	30	49	56
Exempt from Federal income tax	1,025	919	2,035	1,804
Interest on Federal funds sold	152	155	280	302
Total Interest Income	47,688	41,569	93,462	80,602
INTEREST EXPENSE:
Interest on savings account deposits	6,974	4,995	13,121	9,450
Interest on certificates of deposit of $100,000 or more	2,500	1,400	4,784	2,593
Interest on other time deposits	6,443	3,692	11,963	6,886
Interest on borrowed funds	9,392	9,600	18,696	18,820
Interest on subordinated debentures	1,360	1,156	2,666	2,263
Total Interest Expense	26,669	20,843	51,230	40,012
Net Interest Income	21,019	20,726	42,232	40,590
Less provision for loan losses	1,800	2,100	4,150	3,600
Net Interest Income After Provision for Loan Losses	19,219	18,626	38,082	36,990
NON-INTEREST INCOME:
Service charges on deposit accounts	777	687	1,436	1,348
Securities gains, net	-	283	-	476
Income on bank owned life insurance	440	361	861	804
Other non-interest income	576	596	1,157	1,016
Total Non-Interest Income	1,793	1,927	3,454	3,644
NON-INTEREST EXPENSE:
Salaries and employee benefits	7,572	7,034	15,223	13,863
Occupancy expense, net	1,368	1,186	2,795	2,375
Equipment expense	856	757	1,652	1,533
Other non-interest expense	4,510	3,263	8,014	6,327
Total Non-Interest Expense	14,306	12,240	27,684	24,098
Income before income tax expense	6,706	8,313	13,852	16,536
Income tax expense	1,649	2,677	3,627	5,287
Net Income	$5,057	$5,636	$10,225	$11,249
EARNINGS PER SHARE:
Basic	$0.46	$0.53	$0.94	$1.07
Diluted	0.45	0.51	0.90	1.02
Weighted average shares outstanding:
Basic	10,938	10,552	10,911	10,535
Diluted	11,339	11,006	11,326	10,991

Yardville National Bancorp and Subsidiaries
Consolidated Statements of Condition
(Unaudited)

	June 30,		Dec. 31,
(in thousands)	2006	2005	2005
Assets:
Cash and due from banks	$35,839	$33,334	$52,686
Federal funds sold	12,475	75,670	10,800
Cash and Cash Equivalents	48,314	109,004	63,486
Interest bearing deposits with banks	62,368	23,204	16,408
Securities available for sale	701,007	751,536	741,668
Investment securities	92,753	83,588	89,026
Loans	2,034,781	1,895,917	1,972,840
Less: Allowance for loan losses	(23,090)	(21,720)	(22,703)
Loans, net	2,011,691	1,874,197	1,950,137
Bank premises and equipment, net	11,578	10,318	11,697
Other real estate	502	-	-
Bank owned life insurance	48,713	45,306	46,152
Other assets	46,982	33,260	38,157
Total Assets	$3,023,908	$2,930,413	$2,956,731
Liabilities and Stockholders' Equity:
Deposits
Non-interest bearing	$215,373	$218,042	$232,269
Interest bearing	1,831,610	1,694,921	1,740,448
Total Deposits	2,046,983	1,912,963	1,972,717
Borrowed funds
Securities sold under agreements to repurchase	10,000	10,000	10,000
Federal Home Loan Bank advances	694,000	750,000	704,000
Subordinated debentures	62,892	62,892	62,892
Obligation for Employee Stock Ownership Plan (ESOP)	1,969	189	2,250
Other	1,296	1,311	1,870
Total Borrowed Funds	770,157	824,392	781,012
Other liabilities	28,293	22,390	25,544
Total Liabilities	$2,845,433	$2,759,745	$2,779,273
Stockholders' equity:
Common stock: no par value	107,096	93,078	105,122
Surplus	2,205	2,205	2,205
Undivided profits	93,599	78,686	85,896
Treasury stock, at cost	(3,160)	(3,160)	(3,160)
Unallocated ESOP shares	(1,969)	(189)	(2,250)
Accumulated other comprehensive (loss) income	(19,296)	48	(10,355)
Total Stockholders' Equity	178,475	170,668	177,458
Total Liabilities and Stockholders' Equity	$3,023,908	$2,930,413	$2,956,731

Financial Summary
Average Balances, Yields and Costs
(Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2006			June 30, 2005
			Average			Average
	Average		Yield /	Average		Yield /
(in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
INTEREST EARNING ASSETS:
Interest bearing deposits with banks	$25,899	$336	5.19%	$25,177	$194	3.08%
Federal funds sold	12,280	152	4.95	21,067	155	2.94
Securities	803,661	9,893	4.92	857,958	10,103	4.71
Loans (1)	2,025,995	37,307	7.37	1,859,969	31,117	6.69
Total interest earning assets	$2,867,835	$47,688	6.65%	$2,764,171	$41,569	6.02%
NON-INTEREST EARNING ASSETS:
Cash and due from banks	$35,143			$31,868
Allowance for loan losses	(22,842)			(21,274)
Premises and equipment, net	11,622			10,401
Other assets	83,236			76,715
Total non-interest earning assets	107,159			97,710
Total assets	$2,974,994			$2,861,881
INTEREST BEARING LIABILITIES:
Deposits:
Savings, money markets, and interest bearing demand	$963,732	$6,974	2.89%	$987,686	$4,995	2.02%
Certificates of deposit of $100,000 or more	239,367	2,500	4.18	180,410	1,400	3.10
Other time deposits	588,335	6,443	4.38	479,910	3,692	3.08
Total interest bearing deposits	1,791,434	15,917	3.55	1,648,006	10,087	2.45
Borrowed funds	715,894	9,392	5.25	756,815	9,600	5.07
Subordinated debentures	62,892	1,360	8.65	62,892	1,156	7.35
Total interest bearing liabilities	$2,570,220	$26,669	4.15%	$2,467,713	$20,843	3.38%
NON-INTEREST BEARING LIABILITIES:
Demand deposits	$209,379			$205,839
Other liabilities	17,853			22,644
Stockholders' equity	177,542			165,685
Total non-interest bearing liabilities and
stockholders' equity	$404,774			$394,168
Total liabilities and stockholders' equity	$2,974,994			$2,861,881
Interest rate spread (2)			2.50%			2.64%
Net interest income and margin (3)		$21,019	2.93%		$20,726	3.00%
Net interest income and margin
(tax equivalent basis)(4)		$21,554	3.01%		$21,217	3.07%
(1) Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.
(2) The interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.
(3) The net interest margin is equal to net interest income divided by average interest earning assets.
(4) In order to present pre-tax income and resultant yields on tax-exempt investments and loans on a basis comparable to those on taxable investments and loans, a tax equivalent adjustment is made to interest income. The tax equivalent adjustment has been computed using a Federal income tax rate of 35% and has the effect of increasing interest income by $535,000 and $491,000 for the three month periods ended June 30, 2006 and 2005, respectively.

Financial Summary
Average Balances, Yields and Costs
(Unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2006			June 30, 2005
			Average			Average
	Average		Yield /	Average		Yield /
(in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
INTEREST EARNING ASSETS:
Interest bearing deposits with banks	$22,823	$566	4.96%	$25,304	$351	2.77%
Federal funds sold	11,977	280	4.68	22,612	302	2.67
Securities	814,604	19,888	4.88	854,363	20,030	4.69
Loans (1)	2,000,604	72,728	7.27	1,829,458	59,919	6.55
Total interest earning assets	$2,850,008	$93,462	6.56%	$2,731,737	$80,602	5.90%
NON-INTEREST EARNING ASSETS:
Cash and due from banks	$35,588			$31,378
Allowance for loan losses	(23,022)			(20,925)
Premises and equipment, net	11,669			10,417
Other assets	77,157			76,130
Total non-interest earning assets	101,392			97,000
Total assets	$2,951,400			$2,828,737
INTEREST BEARING LIABILITIES:
Deposits:
Savings, money markets, and interest bearing demand	$960,182	$13,121	2.73%	$982,877	$9,450	1.92%
Certificates of deposit of $100,000 or more	238,422	4,784	4.01	174,735	2,593	2.97
Other time deposits	570,913	11,963	4.19	474,814	6,886	2.90
Total interest bearing deposits	1,769,517	29,868	3.38	1,632,426	18,929	2.32
Borrowed funds	716,785	18,696	5.22	745,537	18,820	5.05
Subordinated debentures	62,892	2,666	8.48	62,892	2,263	7.20
Total interest bearing liabilities	$2,549,194	$51,230	4.02%	$2,440,855	$40,012	3.28%
NON-INTEREST BEARING LIABILITIES:
Demand deposits	$210,077			$202,412
Other liabilities	13,867			22,725
Stockholders' equity	178,262			162,745
Total non-interest bearing liabilities and
stockholders' equity	$402,206			$387,882
Total liabilities and stockholders' equity	$2,951,400			$2,828,737
Interest rate spread (2)			2.54%			2.62%
Net interest income and margin (3)		$42,232	2.96%		$40,590	2.97%
Net interest income and margin
(tax equivalent basis)(4)		$43,302	3.04%		$41,549	3.04%
(1) Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include nonaccraul loans with no related interest income.
(2) The interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.
(3) The net interest margin is equal to net interest income divided by average interest earning assets.
(4) In order to present pre-tax income and resultant yields on tax-exempt investments and loans on a basis comparable to those on taxable investments and loans, a tax equivalent adjustment is made to interest income. The tax equivalent adjustment has been computed using a Federal income tax rate of 35% and has the effect of increasing interest income by $1,070,000 and $959,000 for the six month periods ended June 30, 2006 and 2005, respectively.